                                                                    Exhibit 10.1


--------------------------------------------------------------------------------


                            FINLAY ENTERPRISES, INC.
             EXECUTIVE DEFERRED COMPENSATION AND STOCK PURCHASE PLAN


--------------------------------------------------------------------------------

                              Effective May 1, 2003

                            FINLAY ENTERPRISES, INC.

             EXECUTIVE DEFERRED COMPENSATION AND STOCK PURCHASE PLAN

                             (Effective May 1, 2003)

                                Table Of Contents



Article 1 - Introduction.......................................................1

Article 2 - Definitions........................................................1

Article 3 - Shares Reserved....................................................6

Article 4 - Administration.....................................................6

Article 5 - Eligibility........................................................7

Article 6 - Purchases..........................................................8

Article 7 - Vesting and Payment of RSUs........................................9

Article 8 - Forfeiture Due to Detrimental Activity............................11

Article 9 - Dividend Equivalent Amounts.......................................11

Article 10 - Designation of Beneficiary.......................................12

Article 11 - Adjustments......................................................12

Article 12 - Amendment or Termination of Plan.................................12

Article 13 - Miscellaneous Provisions.........................................13

                            FINLAY ENTERPRISES, INC.
             EXECUTIVE DEFERRED COMPENSATION AND STOCK PURCHASE PLAN
                             (EFFECTIVE MAY 1, 2003)


ARTICLE 1 - INTRODUCTION

The purpose of the Finlay Enterprises, Inc. Executive Deferred Compensation and Stock Purchase Plan is to provide equity incentive compensation to selected key executives of Finlay Enterprises, Inc. and its and their Subsidiaries (as defined in Section 2.32 hereof). Participants in the Plan are permitted to purchase RSUs (as defined in Section 2.31 hereof) with a portion of their actual or target bonus awards under the Corporation's MBO (as defined in Section 2.24 hereof), and receive a corresponding Matching RSU (as defined in Section 2.23 hereof) from the Corporation, subject to the provisions of this Plan. RSUs that are purchased or awarded to a Participant under the Plan are distributed in the form of shares of Common Stock (and cash in lieu of fractional shares). The Corporation believes that the Plan creates a means to provide deferred compensation to such selected key executives and to raise the level of stock ownership in the Corporation by such executives thereby strengthening the mutuality of interests between such executives and the Corporation's stockholders.

The shares of Common Stock available for issuance under this Plan are funded from shares of Common Stock that are available under the Long Term Incentive Plans, and such awards under this Plan constitute a "Stock Award" under the Long Term Incentive Plans.

This Plan is established in order to provide deferred compensation to a select group of management and highly compensated employees within the meanings of Sections 201(2), 401(a)(1) and 301(a)(3) of ERISA.

ARTICLE 2 - DEFINITIONS

2.1 Account - means, with respect to each Participant, the account to which Participant RSUs and Matching RSUs purchased or awarded under the Plan are credited.

2.2 Award Date - April 25th of each Plan Year or the preceding business day if April 25th is a holiday recognized by the Corporation or on a weekend, provided that if the Corporation changes its bonus payment practices, Award Date is the date a Bonus would otherwise be paid to a Participant if a Participant did not elect to purchase Participant RSUs under the Plan.

2.3 Beneficiary - a beneficiary or beneficiaries designated by the Participant under Article 10.

2.4 Bonus - a Participant's annual actual or target bonus award for a Plan Year, or the greater of a Participant's actual or target bonus as elected by a Participant, under the Corporation's MBO or any successor annual bonus plan.

2.5      Board of Directors - the Board of Directors of the Corporation.

2.6 Cause - means a termination of a Participant's employment by the Corporation or a Subsidiary as a result of any of the following: (i) the Participant's conviction of, or plea of nolo contendere to, a felony or misdemeanor under the laws of the United States, any state thereof, or any political subdivision thereof, in each case with regard to the Corporation or a Subsidiary, (ii) the Participant's willful misconduct, fraud or material dishonesty with regard to the Corporation or a Subsidiary or (iii) the Participant's material violation of their Codes of Ethics, as amended from time to time.

2.7      Change in Control - shall be deemed to have occurred if:

         (i) the stockholders of the Corporation shall have approved: (A) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation; or (C) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation;

         (ii) any person (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Corporation or any employee benefit plan sponsored by the Corporation or any Subsidiary) shall have become the "beneficial owner" (as defined in Rule 13d-3 of the Exchange
                 Act), directly or indirectly, of securities of the Corporation representing 30% or more of the issued and outstanding Common Stock; or

         (iii) individuals who on the date of the adoption of the Plan constituted the entire Board of Directors shall have ceased for any reason to constitute a majority unless the election, or the nomination for election by the Corporation's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office.

2.8      Code - the Internal Revenue Code of 1986, as amended from time to time.

2.9 Committee - the Compensation Committee of the Board of Directors, and/or any other committee or subcommittee the Board of Directors may appoint to administer the Plan as provided herein. A Committee composed solely of two or more members of the Board of Directors who meet (i) the definition of "outside director" under Section 162(m) of the Code,
         (ii) the definition of "non-employee director" under Section 16 of the Exchange Act and (iii) any similar or successor laws hereinafter enacted, shall administer the Plan with respect to Participants who are subject to Section 16 of the Exchange Act at the time of the relevant Committee actions; provided, however, that if, at any time, no Committee shall be in office, then the functions of the Committee specified in this Plan shall be exercised by the Board of Directors or by any other committee appointed by the Board of Directors. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or
         Section 162(m) of the Code, such noncompliance shall not affect the validity of any RSUs hereunder, interpretations or other actions of the Committee.

2.10 Common Stock - Common Stock of the Corporation, par value $.01 per share or such other class of shares or other securities as may be applicable pursuant to the provisions of Article 11.

2.11 Confidential Information - means confidential or proprietary information relating to the business of the Corporation or a Subsidiary, which includes: (1) information of a commercial nature (for example, customers, clients or vendors of the Corporation or a Subsidiary, selling strategies, costs, prices and markets), (2) information of a technical nature (for example, methods, know-how, processes, drawings and design data), (3) information of a strategic nature (for example, future developments or strategies pertaining to research and development, marketing and sales or other matters concerning the Corporation's or a Subsidiary's planning), (4) information as to employees and consultants (for example, capabilities, competence, status with the Corporation or a Subsidiary and compensation levels), and (5) information conceived, originated, discovered or developed by a Participant while employed by the Corporation or a Subsidiary. Confidential Information shall not include information that is otherwise public knowledge or known within the applicable industry or information that a Participant is compelled to disclose pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter.

2.12 Corporation - Finlay Enterprises, Inc., a corporation organized under the laws of the State of Delaware (or any successor).

2.13 Deferral Agreement - an agreement executed by a Participant setting forth his or her election to defer receipt of a portion of his or her Bonus for the Deferral Period (as elected by the Participant) and to authorize the Corporation to credit such amount to a book-entry Account maintained by the Corporation on behalf of the Participant in order to purchase a Participant RSU under the Plan. A Deferral Agreement shall contain such provisions, consistent with the provisions of the Plan, as may be established from time to time by the Corporation or Committee.

2.14 Deferral Period - a period of time (expressed in whole years) beginning on the Award Date and ending on the third, fifth or seventh year following the Award Date, as specified by the Participant in his or her Deferral Agreement with respect to RSUs purchased on that Award Date. The Deferral Period may be extended as provided in Section 6.4 and will expire upon certain circumstances as provided in Section 7.2 and
         Article 12.

2.15     Detrimental Activity - any of the following activities:

         (a) the disclosure to anyone outside the Corporation or its Subsidiaries, or the use in any manner other than in the furtherance of the Corporation's or its Subsidiaries' business, without written authorization from the Corporation, of any Confidential Information;

         (b) activity that results or could reasonably be expected to result in a Participant's termination that is classified by the Corporation or a Subsidiary as a termination for Cause;

         (c) a Participant directly or indirectly, solicits, induces or hires any managerial employee of the Corporation or its Subsidiaries to be employed by the Participant or any person or entity by which the Participant is employed;

         (d) a Participant's attempt, directly or indirectly, to solicit in a competitive manner any current or prospective customer or supplier of the Corporation or its Subsidiaries;

         (e) a Participant's Disparagement of, or inducement of others to Disparage, the Corporation or its Subsidiaries or their past and present directors, employees or products; or

         (f) the rendering of services for any organization, or engaging, directly or indirectly, in any business, which is competitive with the Corporation or its Subsidiaries, or the rendering of services to such organization or business if such organization or business is otherwise prejudicial to, or in conflict with, the interests of the Corporation or its Subsidiaries, including, without limitation, the leased fine jewelry business, fine jewelry manufacturing or wholesaling, and providing services in the fine jewelry area for any retail operation.

         For purposes of all sub-sections in this Section (other than subsection
         (b)), the Chief Executive Officer of the Corporation and/or the Committee shall have authority to provide a Participant with written authorization to engage in the activities contemplated thereby and no other person or entity shall have authority to provide a Participant with such authorization.

2.16 Disability - a "disability" as defined under the Social Security Act, the Corporation's or a Subsidiary's long-term disability plan or an employment agreement (or similar agreement) entered into between the Participant and the Corporation or any Subsidiary.

2.17 Disparagement or Disparage - making comments or statements to the press, the Corporation's or its Subsidiaries' employees, consultants, customers, suppliers or any other individual or entity with whom the Corporation or its Subsidiaries has a business relationship which could reasonably be expected to adversely affect in any manner: (a) the conduct of the business of the Corporation or its Subsidiaries (including, without limitation, any products or business plans or prospects); or (b) the business reputation of the Corporation or its Subsidiaries, or any of their products, or their past or present directors or employees.

2.18     Effective Date - the effective date of the Plan as provided in Section
         13.16.

2.19     Exchange Act - the Securities Exchange Act of 1934, as amended.

2.20 ERISA - the Employee Retirement Income Security Act of 1974, as amended.

2.21 Fair Market Value - as applied to any date, shall mean the volume weighted average trading price of a share of Common Stock on the principal national securities exchange or the Nasdaq Stock Market, Inc., as the case may be, on which such stock is listed and traded for such date or, if there is no sale on that date, then on the last preceding date on which a sale was reported. If the Common Stock is not quoted or listed on an exchange or on the Nasdaq Stock Market, Inc., or representative quotes are not otherwise available, the Fair Market Value shall mean the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Common Stock accurately and computed in accordance with the applicable regulations under the Code.

2.22 Long Term Incentive Plans - the Finlay Enterprises, Inc. 1997 Long Term Incentive Plan and the Finlay Enterprises, Inc. Long Term Incentive Plan, as each may be amended from time to time.

2.23 Matching RSU - an RSU awarded to the Participant by the Corporation in accordance with Section 6.3.

2.24 MBO - the Corporation's Management Bonus Opportunity Plan, as amended from time to time.

2.25 Participant - a key executive of the Corporation or a Subsidiary who satisfies the eligibility requirements under Article 5 of the Plan and elects to participate in the Plan in accordance with its terms.

2.26 Participant RSU - an RSU purchased by the Participant in accordance with Section 6.2.

2.27 Plan - the Finlay Enterprises, Inc. Executive Deferred Compensation and Stock Purchase Plan, as amended from time to time.

2.28 Plan Year - the calendar year, except that the first Plan Year shall be the short Plan Year commencing on the Effective Date and ending on December 31, 2003.

2.29 Retirement - a Participant's voluntary termination of employment with the Corporation and all Subsidiaries on or after age 55.

2.30 Rule 16b-3 - means the "short-swing" profit recovery rule pursuant to Rule 16b-3 promulgated under Section 16(b) of the Exchange Act or any successor provision.

2.31 RSU - a restricted stock unit, which is a unit of measurement equivalent to one share of Common Stock but with none of the attendant rights of a stockholder of a share of Common Stock, including the right to vote (if any); except that an RSU shall have the dividend right (if any) described in Article 9. The Fair Market Value of an RSU on any date shall be deemed to be the Fair Market Value of a share of Common Stock on that date. RSUs may be in the form of either Participant RSUs (as described in Section 6.2) or Matching RSUs (as described in Section 6.3). All references to RSUs in the Plan shall be deemed to refer to Participant RSUs and Matching RSUs, unless the context clearly requires otherwise.

2.32 Subsidiary - a corporation or other form of business association of which shares (or other ownership interests) having 50% or more of the voting power are owned or controlled, directly or indirectly, by the Corporation. As of the Effective Date, Finlay Fine Jewelry Corporation, Finlay Merchandising and Buying, Inc. and eFinlay, Inc. are Subsidiaries for purposes of this Plan.

2.33     Unforeseeable Emergency - as defined in Section 7.3 hereof.

ARTICLE 3 - SHARES RESERVED

Shares of Common Stock that may be issued or used for reference purposes under the Plan are funded from shares of Common Stock that are available for issuance under the Long Term Incentive Plans. The aggregate number of shares of Common Stock that may be issued or used for reference purposes under the Plan may not exceed the maximum number of shares of Common Stock available for issuance under the Long Term Incentive Plans, subject to adjustment as provided in Article 11 hereof.

ARTICLE 4 - ADMINISTRATION

4.1 The Plan shall be administered by the Committee. The Committee may select an administrator or any other person to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all actions in connection therewith or in relation thereto as it deems necessary or advisable. All interpretations, determinations and decisions of the Committee, including, without limitation, any claim or appeal under
         Section 13.7 hereof, shall be made in its sole and absolute discretion based on the Plan document and shall be final, conclusive and binding on all parties with respect to all matters relating to the Plan.

4.2 The Committee may employ such legal counsel, consultants, brokers and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant, broker or agent. The Committee may, in its sole discretion, designate an agent to administer the Plan, keep records, send statements of Account to Participants and to perform other duties relating to the Plan, as the Committee may request from time to time. The Committee may adopt, amend or repeal any guidelines or requirements necessary for the delivery of the Common Stock.

4.3 The Corporation shall, to the fullest extent permitted by law, the Certificate of Incorporation and By-laws of the Corporation and, to the extent not covered by insurance, indemnify each director or employee of the Corporation and its Subsidiaries (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Committee against all expenses, costs, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Corporation or a Subsidiary, except in instances where any such person engages in willful misconduct, a crime or fraud. Such right of indemnification shall include the right to be paid by the Corporation for expenses incurred or reasonably anticipated to be incurred in defending any such suit, action or proceeding in advance of its disposition; provided, however, that the payment of expenses in advance of the settlement or final disposition of a suit, action or proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified hereunder. Such indemnification shall be in addition to any rights of indemnification the person may have as a director or employee or under the Certificate of Incorporation of the Corporation or the By-Laws of the Corporation. Expenses incurred by the Committee or the Board of Directors in the engagement of any such counsel, consultant or agent shall be paid by the Corporation.

ARTICLE 5 - ELIGIBILITY

Key executives of the Corporation or a Subsidiary as designated by the Committee shall be eligible to participate in the Plan. Eligibility for participation in the Plan shall be determined by the Committee in its sole discretion. The Committee may, in its sole discretion, designate, on a prospective basis, any Participant in the Plan as ineligible to purchase RSUs pursuant to Article 6 of the Plan. To the extent a Participant is no longer considered a member of a select group of management and highly compensated employees within the meaning of Sections 201(2), 401(a)(1) and 301(a)(3) of ERISA, the Committee may deem such Participant ineligible to participate in the Plan, provided that unless otherwise required by applicable law such Participant's Account shall not be distributed, and shall be distributed in accordance with the terms of the Deferral Agreement and the Plan.

ARTICLE 6 - PURCHASES

6.1      General

         As of the applicable Award Date, RSUs shall be awarded to Participants and credited to Accounts held under the Plan on behalf of Participants on a book entry basis calculated in the manner provided under Sections 6.2, 6.3 and 6.5 hereof.

6.2      Voluntary Purchases

         No later than April 1 of the Plan Year in which the Bonus is earned, each Participant may voluntarily elect to receive 25% of his or her Bonus for that Plan Year in the form of RSUs by executing a Deferral Agreement (a "Participant RSU"). Notwithstanding the foregoing, for the first Plan Year, a Participant may elect to participate in the Plan for that Plan Year no later than July 1, 2003. If an employee of the Corporation or a Subsidiary first becomes eligible to participate hereunder during a Plan Year, such employee may elect to participate in the Plan for that Plan Year no later than 30 days following the date such employee first becomes a Participant.

         The Deferral Agreement shall provide that the Participant elects to defer 25% of the Participant's Bonus that would otherwise be payable to the Participant and, in lieu thereof, the Participant shall receive Participant RSUs. The Deferral Agreement shall also specify the Deferral Period, as elected by the Participant.

         Any Bonus that a Participant elects to receive in the form of Participant RSUs, is entirely contingent on, and is limited to, the amount of the Bonus actually awarded to the Participant.

6.3      Corporation Matching RSUs

         With respect to each Participant RSU that a Participant elects to purchase under the Plan, the Corporation shall credit the book entry Account of the Participant with one Matching RSU on the applicable Award Date relating to such Participant's election.

6.4      Deferral Period

         Each Deferral Agreement shall specify a Deferral Period with respect to the RSU to which it pertains. Notwithstanding the foregoing, the Deferral Period may be extended as provided below, or may expire earlier, as provided in Section 7.2 and Article 12. The Committee may, in its sole discretion, permit a Participant to extend the Deferral Period with respect to the RSUs to which it pertains for additional two year periods, provided that such extension is made at least one year prior to the expiration of the applicable Deferral Period. Unless otherwise determined by the Committee, there is no limit on the number of two year extensions that may be elected by a Participant.

         Other than with respect to the first Plan Year or with respect to an employee of the Corporation or a Subsidiary who first becomes eligible to participate in the Plan during a

         Plan Year, Deferral Agreements must be received by the Corporation no later than March 1 of the Plan Year for which such Bonus amount will be earned. With respect to any Plan Year, a Deferral Agreement is irrevocable on and after the date the Deferral Agreement must be submitted to the Corporation in accordance with procedures established by the Committee, and is valid solely for the Plan Year to which the election relates. If no new Deferral Agreement is timely made or filed in accordance with procedures established by the Committee with respect to any subsequent Plan Year, no portion of the Bonus may be used to purchase Participant RSUs under the Plan.

         Notwithstanding the forgoing, upon the request of a Participant, the Committee, in its sole discretion, may permit the Participant to revoke his or her Deferral Agreement with respect to the Participant's purchase of Participant RSUs due to the Participant's Unforeseeable Emergency (as described in Section 7.3). A Participant who revokes a Deferral Agreement pursuant to this Section shall not be entitled to enter into a new Deferral Agreement for a period of 12 months after such revocation.

6.5      Awards of RSUs

         The Corporation shall credit the applicable number of RSUs to each Participant's Account on the Award Date. Each Participant's Account shall be credited with a number of RSUs (in whole and fractional RSUs) determined by dividing (a) 25% of the Participant's Bonus that the Participant elects to receive in the form of Participant RSUs in accordance with the Participant's Deferral Agreement by (b) the Fair Market Value of a share of Common Stock on the Award Date. Each Participant's Account shall also be simultaneously credited with an equivalent number of corresponding Matching RSUs. Fractional RSUs shall be carried to one-thousandth of one percent (i.e., three decimal places), and shall be rounded-down for fractions less than one-half and rounded-up for fractions equal to or greater than one-half.

ARTICLE 7 - VESTING AND PAYMENT OF RSUs

7.1      Vesting

         Participant RSUs shall be fully vested at all times. Subject to Article 8, Matching RSUs shall become vested upon the three year anniversary of the Award Date, provided the Participant is continuously employed by the Corporation or a Subsidiary from the Award Date through the applicable vesting date (including any period during which the Participant is on a Corporation (or Subsidiary)-approved leave of absence, either paid or unpaid. In the event a Participant's employment is terminated for any reason (other than by the Corporation without Cause or as a result of death, Disability, Retirement or a Change in Control) prior to the applicable vesting date, all unvested Matching RSUs shall be forfeited. Notwithstanding the foregoing, upon a Participant's death, Disability or Change in Control, in each case while employed by the Corporation or a Subsidiary, all unvested Matching RSUs shall become 100% vested.

         Upon a Participant's termination of employment by the Corporation or a Subsidiary without Cause or upon a Participant's Retirement, a Participant's Matching RSUs shall vest in an amount equal to the number of Matching RSUs credited to a Participant's Account multiplied by a fraction, the numerator of which is the number of full years a Participant has been continuously employed by the Corporation or a Subsidiary after the applicable Award Date, and the denominator of which is three, and any remaining unvested Matching RSUs shall be forfeited.

7.2      Payment

         With respect to each Participant RSU, the Corporation shall issue to the Participant one share of Common Stock and cash in lieu of any fractional RSU (fractional RSUs shall be calculated in accordance with Section 6.5 hereof) as soon as practicable after the end of the Deferral Period pertaining to such Participant RSU, or, if earlier, as soon as practicable after the Participant's termination of employment with the Corporation and its Subsidiaries.

         With respect to each vested Matching RSU, the Corporation shall issue to the Participant one share of Common Stock and cash in lieu of any fractional RSU (fractional RSUs shall be calculated in accordance with Section 6.5 hereof) as soon as practicable after the end of the Deferral Period pertaining to such vested Matching RSU, or, if earlier, as soon as practicable after the Participant's termination of employment with the Corporation and its Subsidiaries, provided, however, a Participant who terminates employment for any reason other than due to death, Disability, or a Change in Control or a termination of the Plan, shall be issued Common Stock with respect to each vested Matching RSU (and cash in lieu of fractional shares calculated in accordance with Section 6.5 hereof) 12 months after such termination.

         Except as provided in Section 7.1, upon any termination of employment or the termination of the Plan, all unvested Matching RSUs shall be canceled and terminated, and if a Participant's employment is terminated by the Corporation or a Subsidiary for Cause all Matching RSUs (whether vested or unvested to the extent unpaid) shall be canceled and terminated.

7.3      Hardship Distributions

         (a) Upon the written request of a Participant, the Committee, in its sole discretion, may approve, due to the Participant's Unforeseeable Emergency (as defined below), an immediate lump sum distribution of the vested portion of a Participant's Account under the Plan. For purposes of this Section, "Unforeseeable Emergency" means:

                 (i) severe financial hardship resulting from an illness or accident of a Participant, the Participant's spouse or of a Participant's dependent (as defined in Code
                         Section 152(a);

                 (ii) loss of the Participant's principal residence due to casualty; or

                 (iii) eviction of the Participant from the Participant's principal residence or foreclosure on the mortgage of such residence.

An Unforeseeable Emergency shall be determined based on the relevant facts and circumstances. Notwithstanding the foregoing, an Unforeseeable Emergency shall not include an emergency that is or may be relieved by: (1) reimbursement or compensation by insurance or otherwise; (2) liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself create severe financial hardship; or (3) cessation of the Participant's deferrals under the Plan.

         (b) Distributions must be limited to the amount reasonably necessary to satisfy the emergency need (which may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).

         (c) A Participant who takes a withdrawal pursuant to this Section shall not be deemed to be a Participant under the Plan during a suspension period commencing with the date of such withdrawal and continuing for a total of 12 months. Following the suspension period, unless otherwise determined by the Committee or unless otherwise not a Participant for a reason other than the withdrawal pursuant to this Section, the Participant shall thereafter be again deemed to be a Participant and may elect on a Deferral Agreement to receive RSUs in lieu of a specified portion of his or her Bonus in accordance with Article 6 of the Plan.

         (d) The Corporation shall make a book entry to a Participant's Account to reduce such Participant's Account in the amount of any payment as a result of a withdrawal pursuant to this Section.

ARTICLE 8 - FORFEITURE DUE TO DETRIMENTAL ACTIVITY

In the event a Participant engages in Detrimental Activity while employed or during a period commencing on the Participant's termination date and ending one year following the date a Participant terminates employment: (i) a Participant shall forfeit any unvested and vested Matching RSUs to the extent unpaid and
(ii) the Corporation shall be entitled to recover from the Participant, and the Participant shall promptly pay to the Corporation, the value of any shares of Common Stock that were distributed to the Participant under the Plan as a result of any Matching RSUs, valued at the greater of the Fair Market Value on the date a Participant received payment under the Plan or the date that a Participant engaged in Detrimental Activity.

ARTICLE 9 - DIVIDEND EQUIVALENT AMOUNTS

Whenever dividends (if any) are paid with respect to shares of Common Stock, each Participant's Account shall be credited as follows: (i) with respect to a dividend that is paid in Common Stock, each Participant's Account shall be credited with a corresponding number of RSUs and (ii) with respect to a dividend that is paid in cash, each Participant's Account shall be credited with a corresponding number of RSUs, based on the Fair Market Value of a share of Common Stock on the date the dividend is paid. The Committee, in its sole discretion, shall determine when, and if, dividends will be credited to Participant Accounts.

ARTICLE 10 - DESIGNATION OF BENEFICIARY

A Participant may designate one or more Beneficiaries to receive the Participant's benefits under the Plan in the event of his or her death. Such designation, or any change therein, must be in writing in a form acceptable to the Committee and shall be effective upon receipt by the Committee. If there is no effective Beneficiary designation, the Participant's Beneficiary shall be the Participant's estate. Upon the acceptance by the Committee of a new Beneficiary designation form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary designation form filed by the Participant and accepted by the Committee prior to his or her death.

ARTICLE 11 - ADJUSTMENTS

In the event of a stock dividend, stock split, reverse stock split, combination or reclassification of shares, recapitalization, merger, consolidation, exchange, spin-off or otherwise which affects the Common Stock, the Committee shall make appropriate equitable adjustments in:

         (a) the number or kind of shares of Common Stock or securities with respect to which RSUs shall thereafter be purchased or awarded;

         (b) the number and kind of shares of Common Stock remaining subject to outstanding RSUs;

         (c)     the number of RSUs credited to the Account of each Participant;
                 and

         (d)     the method of determining the value of RSUs.

ARTICLE 12 - AMENDMENT OR TERMINATION OF PLAN

The Corporation reserves the right to amend, terminate or freeze the Plan at any time, by action of its Board of Directors (or a duly authorized committee thereof) or the Committee, provided that no such action shall adversely affect a Participant's rights under the Plan with respect to RSUs purchased or awarded and vested before the date of such action. No amendment shall be effective unless approved by the stockholders of the Corporation if stockholder approval of such amendment is required to comply with any applicable law, regulation or stock exchange rule. Upon termination of the Plan, any vested RSU shall be paid in accordance with Section 7.2 of the Plan (except that any such payments shall be paid as soon as administratively practicable following the Plan termination) and any nonvested RSU shall be canceled and terminated. Upon freezing of the Plan, all vested RSUs purchased or awarded prior to freezing shall continue to be held under the Plan until the Deferral Period expires and all nonvested RSUs awarded prior to freezing shall vest or become canceled in accordance with the terms of the Plan.

ARTICLE 13 - MISCELLANEOUS PROVISIONS

13.1     No Distribution; Compliance with Legal Requirements

         The Committee may require each person acquiring shares of Common Stock under the Plan to represent to, and agree with, the Corporation in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Common Stock shall be issued until all applicable securities law and other legal and stock exchange requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Common Stock as it deems appropriate.

13.2     Withholding

         Participation in the Plan is subject to any required tax withholding on RSUs purchased by, or awarded to, the Participant under the Plan. Each Participant agrees, by entering the Plan and executing a Deferral Agreement, that the Corporation or Subsidiary employing the Participant shall have the right to deduct any federal, state or local income taxes or other taxes, in its sole discretion, from any amount payable to the Participant under the Plan or from any payment of any kind otherwise due to the Participant outside of the Plan. Upon the vesting of an RSU, prior to the issuance or delivery of shares of Common Stock or the payment of any cash (in lieu of fractional shares) hereunder, a Participant shall pay all required withholding to the Corporation and, if applicable, a Subsidiary. Without limiting the generality of the foregoing, any required withholding obligation with regard to any Participant may be satisfied by: (i) reducing the number of shares of Common Stock otherwise deliverable to the Participant; (ii) subject to the Committee's prior consent, any method approved by the Committee which may include the Participant delivering shares of Common Stock to the Corporation that have been held by the Participant for at least six months (or such other period to avoid an accounting charge against the Corporation's earnings) and that are held free and clear of all encumbrances; or (iii) by the Participant paying cash directly to the Corporation.

13.3     Notices; Delivery of Stock Certificates

         Any notice required or permitted to be given by the Corporation or the Committee pursuant to the Plan shall be deemed given when personally delivered by hand, a nationally recognized overnight courier or deposited in the United States mail, registered or certified, postage prepaid, addressed to the Participant at the last address shown for the Participant on the records of the Corporation or such other address that the Participant shall designate in writing to the Corporation. Delivery of stock certificates to persons entitled to receive them under the Plan shall be deemed effected for all purposes when the Corporation or a share transfer agent of the Corporation shall have deposited such certificates in the United States mail or personally delivered such certificates by hand or by a nationally recognized overnight courier, addressed to such person at his/her last known address on file with the Corporation or such other address that may be designated in writing to the Corporation.

13.4     Nontransferability of Rights

         RSUs are not transferable other than by will or by the laws of descent and distribution. No RSU or other interest under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, garnishment, execution, levy or charge, and any attempt by a Participant or any Beneficiary under the Plan to do so shall be void. No interest under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Participant or Beneficiary entitled thereto.

13.5     Obligations Unfunded and Unsecured

         The Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Corporation or any Subsidiary (including Common Stock) for payment of any amounts or issuance of any shares of Common Stock hereunder. No Participant or other person shall own any interest in any particular assets of the Corporation or any Subsidiary (including Common Stock) by reason of the right to receive payment under the Plan, and any Participant or other person shall have only the rights of a general unsecured creditor of the Corporation with respect to any rights under the Plan. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship amongst the Corporation, any Subsidiary, the Committee, and the Participants, their designated Beneficiaries or any other person. Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be part of the general funds of the Corporation and no person other than the Corporation shall by virtue of the provisions of this Plan have any interest in such funds. If the Corporation decides to establish any accrued reserve on its books against the future expense of benefits payable hereunder, or if the Corporation establishes a rabbi trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

13.6     Governing Law

         Except to the extent preempted by ERISA and the Code, this Plan shall be governed, construed, administered and regulated in accordance with the laws of New York. In the event any provision of this Plan shall be determined to be illegal or invalid for any reason, the other provisions shall continue in full force and effect as if such illegal or invalid provision had never been included herein. As a condition of participation in the Plan, all Participants consent to the jurisdiction of the Federal courts whose districts encompass any part of Manhattan in connection with any dispute arising under the Plan and waives, to the maximum extent permitted by law, any objection based on forum non conveniens, to the conducting of any such proceeding in such jurisdiction.

13.7     Claims Procedure

         Any claim by a Participant or Beneficiary ("Claimant") with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Committee. The Committee shall provide the Claimant with the necessary forms and make all determinations as to the right of any person to a disputed benefit. If a Claimant is denied benefits under the Plan, the Committee or its designee shall notify the Claimant in writing of the denial of the claim within 90 days (such period may be extended to 180 days) after the Plan receives the claim, provided that in the event of special circumstances such period may be extended.

         If the initial 90 day period is extended, the Committee or its designee shall, within 90 days of receipt of the claim, notify the Claimant in writing of such extension. The written notice of extension will indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant's failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of
         (i) the date on which the Claimant responds to the Plan's request for information or (ii) expiration of the 45 day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

         If the claim is wholly or partially denied, the notice to the Claimant shall set forth:

                 (i)    the specific reason or reasons for the denial;

                 (ii) specific reference to pertinent Plan provisions upon which the denial is based;

                 (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

                 (iv) appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and

                 (v) a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review (collectively, the "Notice Requirements").

         If the claim has been denied, the Claimant may submit the claim for review. Any request for review of a claim must be made in writing to the Committee no later than 60 days after the Claimant receives notification of denial or, if no notification was provided, the date the claim is deemed denied. The claim will then be reviewed by the Committee. The Claimant or his duly authorized representative may:

                 (i) upon request and free of charge, be provided with access to, and copies of, relevant documents, records, and other information relevant to the Claimant's claim; and

                 (ii) submit written comments, documents, records, and other information relating to the claim. The review of the claim determination shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

         The decision of the Committee shall be made within 60 days (such period may be extended to 120 days) after receipt of the Claimant's request for review, unless special circumstances require an extension.

         If the initial 60 day period is extended, the Committee or its designee shall, within 60 days of receipt of the claim, notify the Claimant in writing of such extension. The written notice of extension will indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant's failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of
         (i) the date on which the Claimant responds to the Plan's request for information or (ii) expiration of the 45 day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

         If an extension of time is required, the Claimant shall be notified in writing of such extension. The written notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant's failure to submit information necessary to decide the claim on review, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Plan's request for information or (ii) expiration of the 45-day period commencing on the date that the Claimant is notified that the requested additional information must be provided. In any event, a decision shall be rendered not later than 120 days after receipt of the request for review. If notice of the decision upon review is not furnished within the required time period described herein, the claim on review shall be deemed denied as of the last day of such period.

         The Committee's decision on the Claimant's claim for review will be communicated to the Claimant in writing. If the claim on review is denied, the notice to the Claimant shall provide a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and shall also set forth the Notice Requirements (other than subsection (iv)).

         The claims procedures set forth in this section are intended to comply with U.S. Department of Labor Regulation (section) 2560.503-1 and should be construed in accordance with such regulation. In no event shall it be interpreted as expanding the rights of Claimants beyond what is required by U.S. Dept. of Labor (section) 2560.503-1.

         A Claimant must exhaust all administrative remedies under this Section
         13.7 prior to commencing any action in Federal court.

13.8     Short-Swing Profit Recovery Rule under Rule 16b-3

         The Plan is intended to comply with the "short-swing" profit recovery rule pursuant to Rule 16b-3 and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. If a key executive is designated by the Committee to participate hereunder, any election to purchase Participant RSUs in lieu of a specified portion of a Bonus shall be deemed approved by such Committee and shall be deemed an exempt purchase under Rule 16b-3. Any provisions inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of the Plan.

13.9     No Employment Rights

         The establishment and operation of this Plan shall not confer any legal rights upon any Participant or other person for a continuation of employment, nor shall it interfere with the rights of the Corporation or Subsidiary to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant under the Plan.

13.10    Severability of Provisions

         If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

13.11    Construction

         The use of a masculine pronoun shall include the feminine, and the singular form shall include the plural form, unless the context clearly indicates otherwise. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be used in the construction of the Plan.

13.12    Benefits Not Salary

         Any benefits payable under this Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Corporation or a Subsidiary, unless otherwise expressly specified in such pension plan or other arrangement.

13.13    Assignment

         The Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In the event that the Corporation sells all or substantially all of the assets of its business and the acquiror of such assets assumes the obligations hereunder, the Corporation shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

13.14    Use of Funds

         All Bonus amounts that are received or held under the Plan may be used by the Corporation for any corporate purpose.

13.15    Set-Off

         The Corporation's obligation to pay a Participant any amounts under the Plan shall be subject to setoff, counterclaim or recoupment of amounts owed by a Participant to the Corporation.

13.16    Effective Date of Plan

         The Plan is adopted, effective as of May 1, 2003, subject to approval of the stockholders of the Corporation as provided under applicable law, regulation or stock exchange rule. In the event that Participants make elections pursuant to a Deferral Agreement and stockholder approval is not obtained, any such Deferral Agreements and any elections thereunder shall be null and void ab initio.